ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

ANIMAS CORPORATION

Moderator: Katherine Crothall
October 20, 2004
3:30 pm CT

Operator:	Good afternoon my name is Tashiba and I will be your conference facilitator today. At this time I would like to welcome everyone to the Animas Third Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period.

If you would like to ask a question during this time, simply press star then the 1 on your telephone keypad. If you would like to withdraw your question, press star then the 2. I would now like to turn the call over to Ms. Katherine Crothall. Ma’am you may begin.

Katherine Crothall:	Thank you Tashiba. Before I get started I want to apologize that the press release has not been released yet due to technical difficulties. It should be released at any moment. At any rate welcome to — everyone to Animas Corporation quarterly results conference call for the third quarter of 2004. My name is Kathy Crothall the President and CEO. And with me today is Rick Baron the Company’s Vice President of Finance and CFO.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Today we will a). review the Company’s third quarter of 2004 results which should be released this afternoon. b). provide guidance for the next quarter and full year and c). open up the forum to questions from the audience.

Before we begin let me remind you that certain statements on this call may be forward-looking statements that are subject to risks and uncertainties associated with the Company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions prospects, intellectual property, litigation and the development of products. Additional information that may affect the Company’s business and financial prospects as well as factors that would cause Animas actual performance to vary from our current expectation is available on the Company’s filing with the Securities and Exchange Commission.

Also I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Animas. The third quarter was a tremendously successful quarter for the Company. Highlights include:

•	Net revenues of $22.7 million, exceeding our guidance

•	Adjusted net revenues of $17.2 million up 52% over Q3 ’03

•	Launch of our new IR 1200 pump in seven countries including major markets of Germany, France and the United Kingdom.

•	Successful completion of the upgrade program.

•	Reduction and SG&A as a percentage of adjusted net revenue from 67% in Q3 ’03 to 55% in Q3 ’04.

•	Net income of $2.8 million compared to a net loss of $2.2 million of Q3 ’03.

You may remember that we initiated an upgrade program in November 2003. All patients who purchased IR 1000 pumps within the United States from November 1 2003 through March 2004 were given the opportunity to upgrade their pump to an IR 1200 pump free of charge within a specified period.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

I am pleased to announce that we have completed all our obligations under the upgrade program, this past quarter. As we did last quarter we’re defining adjusted net revenues as net revenues after subtracting shipments of IR 1200 pumps under the upgrade program.

The accounting effects for Q4 ’03 and Q1 ’04 appear lower as the Company could not recognize revenue for all IR 1000 pumps shipped domestically in the period November 2003 through March 31, 2004.

Likewise revenues for Q2 ’04 and Q3 ’04 appear higher as we recorded revenues for IR 1200 pumps shipped in the upgrade program. Although the upgrade program is behind us quarter to quarter comparison through 2005 will be a bit confusing.

We were able to significantly exceed our revenue target while simultaneously completing the upgrade program. Ramping up production of the IR 1200 overcoming supply shortages from vendors and launching the IR 1200 pump in seven companies.

The successful management of multiple products and international product introduction demonstrates that Animas is positioned for continued high growth in the ensuing pump marketplace.

In the second quarter call I stated that our greatest challenge was to produce enough pumps to meet demand. We were able this last quarter to both deliver enough pumps to complete the upgrade program and to supply patient demand.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Capacity issues caused us to split orders for disposals, cartridges and infusion sets into multiple shipments as opposed to the customary single shipment. As a result of the splitting of orders into multiple shipments our shipping costs and administrative costs associated with the sale of disposable supplies were higher than originally anticipated.

Furthermore, as a result of a ramp-up of our IR 1200 pump scrap costs were high as well. Despite all of this, we exceeded our gross margin target and income target. Rick Baron will discuss this in more detail.

We launched the IR 1200 pump at the EASD meeting in Munich in early September amidst a great deal of excitement about the product. We started shipping our IR 1200 pump into Canada, Israel, Germany, Austria, New Zealand, United Kingdom and France in Q3. We look forward to continue international expansion through 2005.

We are selling these products through distributors. As you might imagine launching our pumps into multiple new countries including language translation involves significant complexity.

We just finished an FDA re-inspection. Although we were cited for several Form 483 observations by the FDA, we believe we will be found in substantial compliance on the subsequent re-inspection.

We also believe that the enterprise wide quality system software package developed and sold by Pilgrim software will strengthen our quality systems further. We are scheduled for implementing this software prior to year-end. New product development is proceeding on schedule and we see no change in the plan launches of these products from that discussed last quarter.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

For the IR 1250, we have filed for 510K approval and continue to anticipate a launch in Q1 ’05.

We are also on schedule for the ezSet launch in the first half of ’05 and the IR 1275 in late ’05 or early ’06. We are on schedule for the miniaturization part of our glucose sensor project and are generally pleased with the progress. We have no additional news to report with respect to animal or clinical studies.

We are looking at several strategic opportunities to broaden our technology base. Now I would like to turn this over to Rick Baron so he can discuss our financial results in detail.

Richard Baron:	Thank you Kathy. Net revenues for the third quarter 2004 grew 101% to $22.7 million compared to $11.3 million in the third quarter of 2003. The growth in the net revenue was favorably impacted by continued strong demand for the IR 1200 insulin pump, the international launch of the IR 1200, and the $5.5 million revenue for a shipment of IR 1200 pump under the upgrade program. Adjusted net revenues decreased - increased — I’m sorry — 52% over Q3 of ’03.

Pump sales accounted for 76% of total net revenue while ancillary supplies accounted for 24%. Adjusted net revenues for pumps were $11.8 million or 47% greater than the prior year’s quarter.

Gross margin. Third quarter gross margin totaled $13.8 million or 61% of net revenue compared to 59% in the same quarter for 2003, reflecting increased operating leverage year over year.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Gross margin for Q3 was negatively impacted by certain factors associated with production ramp up of the IR 1200 including higher than anticipated scrap, shipping and overtime expense. The total impact of these factors was approximately $439,000, corresponding to a 2% of net revenue and a 3% of adjusted net revenue impact. Excluding the impact of net revenue from the upgrade program and the associated cost of products, the Company’s adjusted gross margin was 56% of adjusted net revenue compared to 59% in the same quarter of 2003. The decrease in the adjusted gross margin from the prior year’s quarter was due to the 3% reduction in adjusted gross margin discussed just previously.

Operating expenses. Third quarter operating expenses, which include both research and development and selling and general administrative expenses grew by 26% from the prior year period to $11.1 million.

SG&A as a percentage of adjusted net revenue fell from 67% in Q3 of ‘03 to 55% in Q3 of ‘04. Net income for the quarter was $2.8 million excluding the effects of the upgrade program; the Company had adjusted net loss of $1.4 million for the period versus a net loss of $2.2 million for the third quarter of last year. Adjusted net loss as a percentage of adjusted net revenue fell from 20% in Q3 2003 to 8% in 2004.

For the nine-month period ended September 30, 2004 net revenue were $47.9 million. Adjusted net revenue for the first nine months of 2004 were $43.2 million compared to $27.9 million in the prior nine-month period, a growth of 55%.

The Company reported a net loss for the nine-month period of $2.6 million compared to a net loss of $16.4 million from the prior nine-month period. As a percentage of net revenue, the net loss from the nine-month period fell from 59% in 2003 to 5% in 2004. As a percentage of adjusted net revenue, the adjusted net loss for the nine-month period fell from 59% to 15% in 2004.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Fourth quarter and year guidance for 2004 — For the fourth quarter, the Company anticipates net revenue ranging from $17 to $18 million compared to net revenue of $6.2 million and adjusted net revenue of $11.4 million representing an increase of approximately 50%.

The Company believes that revenue growth rates in the range of 30 to 40% over prior year periods are realistic over the next several quarters. It is anticipated fourth quarter net income will be break even on the low end to a million dollars on the high end.

For the year, the Company is expecting net revenue of $64 million to $66 million, including net revenue of approximately $5 million from the pump upgrade program and a loss between $1 and $2 million. I will now turn the program back to Kathy.

Katherine Crothall:	Thank you, Rick. As you can see the market acceptance of the IR 1200 has been indeed enthusiastic and strong. The last six months have been incredibly challenging but a highly successful period for the Company with our introducing a new product platform, our moving the Company facility, our becoming a public Company, our completing the upgrade program, our realizing significant revenue growth and our working through FDA inspections.

In spite such enormous demands we have shown we can mange growth to keep product development activities on schedule while improving gross margin and keeping SG&A costs tightly managed.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Most of the product introduction issues associated with the launch of IR 1200 are behind us. Our biggest challenge, I believe, as an organization over the next 6 to 12 months will be managing growth. But I believe that this is a good problem to have and I am confident that we as an organization will rise to the occasion. That concludes our formal remarks. I would like to extend our greatest appreciation to Animas employees and board of directors for their dedication, wisdom, integrity and hard work.

Finally we wish to thank all of our shareholders for your continued support and encouragement. We will now open the call for your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from (Howard Banks) of Wachovia Securities.

(Howard Banks).	My question is — Is Animas planning to be listed on an options exchange in the near future?

Richard Baron:	At this point we have not evaluated that as a plan for the future.

(Howard Banks).	Thank you.

Operator:	Your next question comes from Tom Gunderson of Piper Jaffrey.

(Tom Gunderson):	Hi good afternoon

Katherine Crothall:	Hi.

Richard Baron:	Hi.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

(Tom Gunderson):	Hi — the — just a couple of clarifications that I have a print out in front of me. Kathy you said recent FDA re-inspection number 483. So when was that?

Katherine Crothall:	I think yesterday or the day before.

(Tom Gunderson):	Oh.

Katherine Crothall:	So it was very recent.

(Tom Gunderson):	Very recent. And the issues they had in the last inspection were corrected and you had some new things — or how did that work out?

Katherine Crothall:	Basically, although there was certainly some overlap concerning our correct — our CAPA system and complaint handling.

(Tom Gunderson):	Okay and then can you narrow down when you filed for us - when you filed for the 1250? Was that early in the quarter — late in the quarter?

Katherine Crothall:	No actually it was — we were about — I think two weeks late. And I think it was late last week.

(Tom Gunderson):	Okay and (Rick) I’m sorry I wasn’t writing fast enough. You were talking about 76% of the revenue came from the pump and 24% ancillary. And then you gave us a number for adjusted pump. And it was $11 something.

Richard Baron:	Okay to review it just a bit because I do realize the release is still not gone out over the wires which I apologize for. The revenue for the quarter were $22.7 million compared to $11.3 in the prior. The adjustment to get it to adjusted net revenue would be the $5.5 million of the upgrade shipments. The program is thankfully behind us. And the 76% of total revenue for ancillary supplies and 24 for — I’m sorry for pumps and 24% for the ancillary supplies.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

(Tom Gunderson):	Right. And then if I take 76% of that $17 million is that what it was as far as pumps for the quarter? Or is it 76% of the $22.

Richard Baron:	Seventy six percent of the $17.

(Tom Gunderson):	Got it that’s the number. And then help us understand a little bit about the $439,000 and extra costs for shipping and administration on the capacity. Has that been fixed? Is that something that we should carry over into Q4 or is it behind us?

Katherine Crothall:	I think it is pretty much behind us (Tom). Because of supply shortages we not only had to split shipments but we had far more next-day deliveries and it adds up.

Richard Baron:	If you remember in the last quarter we discussed the fact that from an overall supply perspective with some of the new items that were involved in the IR 1200 there were intermittent challenges there. This is simply the effect of that. Those are now behind us.

Also (Tom) to correct myself the inflow infusion pump number was $17.3 million the ancillary supplies were $5.4 million. That is obviously off of the total unadjusted revenue.

(Tom Gunderson):	Thank you- and then now that we’ve filled in those skips what are you seeing out in the market. Are you feeling like things are going better? Are you seeing anything from Roche reentering into the US at this point or is that still some point in the future.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Katherine Crothall:	Generally, the market looks quite good to us. With respect to Roche we’ve heard rumors to the effect that they are expecting an FDA re-inspection or inspection this quarter, which may mean that they may be in the market as early as Q1 as next year. And that’s certainly what we’re planning on.

(Tom Gunderson):	Okay thanks I’ll get back in line.

Richard Baron:	Thank you.

Operator:	Your next question comes from (Lynn Pieper) of Thomas Wiesel Partners.

(Lynn Pieper):	Good afternoon. A couple of quick clarification points. If you wouldn’t mind Rick — sorry to ask you to repeat but I think you said that your operating expenses were around $11 million. And just what is that to SG&A and what to R&D.

Richard Baron:	Okay, the operating expenses associated with — which include both research and development grew by about 26%. The SG&A was approximately $9.4 million and the research and development expenses were approximately $1.7 million.

(Lynn Pieper):	Got it — okay thanks and then on the guidance that you gave for the fourth quarter and correct me if I’m wrong but I think you said $17 to $18 million on the top line. That’s a little bit ahead of my estimate.

And when you look for — in thinking about strengths looking at the fourth quarter should we be thinking about traction on the pump side? Or ancillary supplies increasing and people look to get the most out of what’s reimbursed there.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Katherine Crothall:	The pump market is clearly the driver. The supply market lags behind the pump market because we’re really supplying our installed base. We’re still doing very very well with respect to customer retention though.

(Lynn Pieper):	Okay great and then what are you thinking about as far as I know you — MiniMed has outlined a very aggressive pipeline of new product entering the market and ultimately getting out there with a continuance monitor to tie to their pump. Can you talk about what your plans are there?

I guess first pump — your connection between an insulin pump and glucose monitor in it current form and then longer term. What is your thinking about there?

Katherine Crothall:	We are exploring having a pump talk to a glucose meter. But we don’t have anything definite to report at this point. With respect to a pump talking to a meter I think we’re — I think everyone is quite a ways away from having truly a continuous meter which can be a substitute for a finger stick test and even longer away before that feeds into a pump. Obviously we are working on our own continuous monitor and remain bullish about that.

(Lynn Pieper):	Okay perfect and then just one last one on timing. Are you still on the same timing for the ezSet infusion that — moving that in-house in the beginning of ’05?

Katherine Crothall:	We’re — on our schedule for both the ezSet first half of ’05 as well as our new product introductions the 1250, Q1 of ’05 and 1275 late ’05 early ’06.

(Lynn Pieper):	Perfect thank you.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

Operator:	Your next question comes from Mike Weinstein of JP Morgan.

(Mike Weinstein):	Thank you. I have not seen the press release. My first question Rick in looking to the fourth quarter now that we will have a bit, with assumptions that you have given revenue out there. What are your thoughts within the numbers that you gave us on the bottom line — top line.

Richard Baron:	Mike you are breaking up a little bit. Can you repeat the question — I apologize?

(Mike Weinstein):	Yes what do you think gross margins will look like.

Richard Baron:	At this point consistent with the way we’ve done things in the past we’re not giving guidance beyond the top and the bottom line. I apologize.

(Mike Weinstein):	Okay do you want to maybe just give us your thoughts on how margins play out over the next several quarters whether we will (unintelligible) obviously with the different pieces that were fit in for the last couple of quarter here is a little bit different (unintelligible) progress as revenue versus as the revenue has been ramped — could you give us thoughts on gross margins for next year.

Katherine Crothall:	Sure, I think with respect to gross margins I anticipate gross margin for Q4 to get pretty much back in line to what we’ve shown earlier. As Rick indicated, we had some additional costs this past quarter which on an adjusted gross margin had a — what was it 4%?

Richard Baron:	Three percent.

Katherine Crothall:	A 3% impact. So, I think continued improvements should certainly be possible.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

(Mike Weinstein):	Just looking at the what you reported — the revenue upside for the quarter not only obviously are you gaining share on the pump side but your disposables are starting to ramp a little bit faster the last couple of quarters. Can you give us any insights to is that in your views the normal?

Katherine Crothall:	No actually, Mike, I think our supply revenues are tracking pretty much exactly what we would anticipate given what we sold in prior quarters i.e. given our install base size.

(Mike Weinstein):	So, your collective I guess what I would try to model out - your collective disposal revenue per units are tracking in line with your expectations?

Katherine Crothall:	Absolutely.

(Mike Weinstein):	Okay and then Kathy you made one final comment on your prepared remarks about the Company considering strategic opportunities. And we’re reading into the lines. But I guess focused for new technologies as you just referenced before. Hence, maybe a marriage of a pump with the technology.

Would that necessarily be in terms of a company looking at a licensing opportunity or an acquisition opportunity for a joint venture for with an established player? How might that take shape?

Katherine Crothall:	I think it could be any of the three.

(Mike Weinstein):	And is there a time in it we should look at this.

Katherine Crothall:	I think it is premature to give you any answer on timing. Certainly once something is firmed up we will be pleased to announce it.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

(Mike Weinstein):	Okay and then the last question maybe you could just tell us about the question about the re-entry of Roche can you give us your own thoughts on what they might do to try and increase the market share that they lost in the US.

Katherine Crothall:	Roche is certainly a worthy competitor. Someone we take seriously. I would be surprised if they played the game of dropping the prices. From what I’ve heard they don’t do this in their other markets. So my guess is they’ll compete in the same basis our other competitors are competing. And that is on product features and service.

(Mike Weinstein):	Okay thank you.

Operator:	Your next question comes from (John Tompkins) of Morgan Stanley.

Richard Baron:	Hello (John). Hello

Operator:	Mr. Tompkins your line is open.

(John Tompkins):	Hello can you hear me okay.

Katherine Crothall:	Yes.

(John Thompkins):	Okay hi could you just — future pump upgrade do you anticipate there to be a need for the accounting to be complex when you roll out the next iteration pump.

Richard Baron:	(John) as we’ve indicated the upgrade program is something that we feel would have been unique to the fairly excessive platform change from the IR 1000 to the IR 1200.

ANIMAS CORPORATION
Moderator: Katherine Crothall
10-20-04/3:30 pm CT
Confirmation #1558843

In each of the iterations that we’ve discussed or projected out to happen we do not anticipate having any kind of upgrade requirement. We will do our best to avoid it and if there is such a thing we clearly will discuss it in advance.

(John Thompkins):	Thanks very much.

Richard Baron:	Okay if there are — at this point it looks like the queue has been cleared. If there are any other questions please let us know. Otherwise.

Katherine Crothall:	We thank you all for joining us today and feel free to call us.

Richard Baron:	Thank you.

Katherine Crothall:	Thank you.

Operator:	Thank you for participating in today’s Animas Third Quarter Earnings conference call. You may now all disconnect.

END